UNITED STATES

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  December 2, 2009

First Busey Corporation
(Exact name of registrant as specified in its charter)

Nevada	0-15959	37-1078406
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

100 W. University Ave.
Champaign, Illinois  61820
(Address of principal executive offices) (Zip code)

(217) 365-4516
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events.

A Special Meeting of Stockholders of First Busey Corporation, a Nevada corporation, was held at Busey Bank, 100 W. University Avenue, Champaign, Illinois, on Wednesday, December 2, 2009, at 6:30 p.m., central time.  The meeting was called to seek stockholder approval to increase the number of shares of common stock authorized by the Company’s articles of incorporation and to approve the issuance of shares of common stock upon the conversion of the Company’s Series A Convertible Preferred Stock that were sold in the private placement that closed on October 29, 2009.

At the meeting, over a majority of the outstanding shares of common stock were voted in favor of amending the articles of incorporation to increase the number of authorized shares of common stock from 60,000,000 shares, par value $0.001, to 100,000,000 shares, par value $0.001 per share.  Additionally, over a majority of the shares of common stock present at the meeting were voted in favor of the issuance of 9,825,000 shares of the Company’s common stock upon the conversion of 393 shares of our Series A Convertible Preferred Stock.  No other matters were voted upon at the meeting.

As a result of the vote, on December 3, 2009, the Company amended its amended and restated articles of incorporation to increase the number of authorized shares of common stock to 100,000,000 shares, par value $0.001; and, on that same date, the Company converted 393 shares of Series A Convertible Preferred Stock into 9,825,000 shares of the Company’s common stock.  As of December 3, 2009, following the issuance of the common stock, the Company had 66,340,892 shares of common stock issued and outstanding and no shares of Series A Convertible Preferred Stock remained outstanding.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 7, 2009	FIRST BUSEY CORPORATION

	By:	/s/ Barbara J. Harrington
	Name:	Barbara J. Harrington
	Title:	Chief Financial Officer